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                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549

                                    SCHEDULE 13G
                                   (RULE 13d-102)

                     UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 (AMENDMENT NO. 7)




                              IMPCO Technologies, Inc.
    ----------------------------------------------------------------------------
                                  (Name of Issuer)






                                   Common Stock
    ----------------------------------------------------------------------------
                           (Title of Class of Securities)



                                    45255W 10 6
                            ----------------------------
                                   (CUSIP Number)



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----------------------------
 CUSIP NO. 45255W 10 6                                         13G
----------------------------

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   1      NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. (ENTITIES ONLY)

          Rawley F. Taplett
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (See Instructions)
                                                                        (a) / /
                                                                        (b) / /
--------------------------------------------------------------------------------
   3      SEC USE ONLY


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   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
--------------------------------------------------------------------------------
                              1      SOLE VOTING POWER
      NUMBER OF
       SHARES
    BENEFICIALLY
   OWNED BY EACH                     586,732
     REPORTING
    PERSON WITH
--------------------------------------------------------------------------------
                              2      SHARED VOTING POWER


--------------------------------------------------------------------------------
                              3      SOLE DISPOSITIVE POWER

                                     586,732
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                              4      SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
   5      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          586,732
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   6      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)

--------------------------------------------------------------------------------
   7      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          8.06%
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   8      TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------


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ITEM 1(a)   NAME OF ISSUER: IMPCO Technologies, Inc.


Item 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                 16804 Gridley Place
                 Cerritos, CA  90703


ITEM 2(a)   NAME OF PERSON FILING: Rawley F. Taplett


ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                 P.O. Box 2188
                 Wenatchee, WA  98801


ITEM 2(c)   CITIZENSHIP: U.S.


ITEM 2(d)   TITLE OF CLASS OF SECURITIES: Common Stock


ITEM 2(e)   CUSIP NUMBER: 45255W 10 6


ITEM 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:


     (a)         / / Broker or Dealer registered under Section 15 of the Act;
     (b)         / / Bank as defined in Section 3(a)(6) of the Act;
     (c)         / / Insurance Company as defined in Section 3(a)(19) of the
            Act;
     (d) / / Investment Company registered under Section 8 of the Investment Company Act;
     (e) / / Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940;
     (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974, or Endowment Fund; SEE Rule 13d-1(b)(1)(ii)(F);
     (g) / / Parent Holding Company, in accordance with Rule 1d-1(b)(ii)(G) (NOTE, SEE ITEM 7.);
     (h)         / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


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ITEM 4.          OWNERSHIP.

     If the percent of the class owned, as of December 31, of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     (a)    Amount beneficially owned:

                 586,732

     (b)    Percent of class:

                 8.06%

     (c)    Number of shares as to which such person has:

        (i)    Sole power to vote or to direct the vote

                 586,732

        (ii)   Shared power to vote or to direct the vote

                 Not Applicable

        (iii)  Sole power to dispose or to direct the disposition of

                 586,732

        (iv)   Shared power to dispose or to direct the disposition of

                 Not Applicable

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

     INSTRUCTION.  Dissolution of a group requires a response to this item.


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ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                 Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                 Not Applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                 Not Applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

                 Not Applicable

ITEM 10.    CERTIFICATION.

                 Not Applicable


                                     SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                             February 12, 1998
                                   -----------------------------------
                                                   (Date)


                                          /s/ Rawley F. Taplett
                                   -----------------------------------
                                                (Signature)


                                            Rawley F. Taplett
                                   -----------------------------------
                                             (Name and Title)



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